Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-178969

Stifel Financial Corp.

$175,000,000

6.70% Senior Notes due January 2022

Term Sheet

January 18, 2012

Issuer:	Stifel Financial Corp. (NYSE: SF)

Title of Security:	6.70% Senior Notes due January 2022

Type of Offering:	SEC Registered

Principal Amount:	$175,000,000

Trade Date:	January 18, 2012

Settlement Date (T+3):	January 23, 2012

Maturity Date:	January 15, 2022

Optional Redemption:	Par call on or after January 15, 2015

Expected Ratings:	S&P: BBB- (Stable)

Coupon:	6.70% quarterly

Interest Payment Dates:	Each January 15, April 15, July 15 and October 15

First Interest Payment Date:	April 15, 2012

Price to Public:	$25.00 per Security

Underwriters’ Discount:	$0.75 per Security

Price to Issuer:	$24.25

Proceeds, Before Expenses:	$169,750,000

CUSIP / ISIN:	860630201 / US8606302011

Proposed Listing:	NYSE

Joint Book-Running Managers:	Stifel, Nicolaus & Company, Incorporated Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC

Joint Lead-Manager:	Credit Suisse Securities (USA) LLC

Co-Manager:	U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Stifel, Nicolaus & Company, Incorporated at 1-443-224-1988, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Stifel Financial Corp. on January 18, 2012 relating to its Prospectus dated January 11, 2012.